Exhibit 10.1.3

CONN’S, INC.

2011 OMNIBUS INCENTIVE PLAN

1.	Purpose of Plan.

The purpose of the Conn’s, Inc. 2011 Omnibus Incentive Plan (the “Plan”) is to advance the interests of Conn’s, Inc., a Delaware corporation (“Conn’s” and along with its Subsidiaries, the “Company”) and its stockholders by enabling the Company to attract and retain qualified individuals through opportunities for equity participation in Conn’s, and to reward those individuals who contribute to Conn’s achievement of its objectives.

2.	Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

2.1. “Award” means an Option, Restricted Stock Award, Restricted Stock Unit, Performance Stock Award, unrestricted Award of Common Stock, or Stock Appreciation Right granted to an Eligible Recipient pursuant to the Plan.

2.2. “Board” means the Conn’s Board of Directors.

2.3. “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to Conn’s and directs Conn’s to deliver stock certificates to be issued upon such exercise directly to such broker or dealer or its nominee.

2.4. “Cause” means (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties and obligations, (iv) the Participant’s continued failure to substantially perform the principal duties of the Participant’s position with the Company (other than any such failure resulting from disability), (v) any material breach of any confidentiality or noncompete agreement entered into with the Company, or (vi) with respect to a particular Participant, any other act or omission that constitutes “cause” as that term may be defined in any employment, consulting or similar agreement between such Participant and the Company.

2.5. “Change in Control” means an event described in Section 13.2 of the Plan.

2.6. “Change in Control Price” has the meaning set forth in Section 13.5 of the Plan.

2.7. “Code” means the Internal Revenue Code of 1986, as amended.

2.8. “Committee” means the group of individuals administering the Plan, as provided in Section 3 of the Plan.

2.9. “Common Stock” means the common stock of Conn’s, par value $0.01 per share. The number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.

2.10. “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code. Notwithstanding the foregoing, to the extent an Award is subject to Section 409A and payment or settlement of the Award may be accelerated as a result of a Participant’s Disability, Disability will have the meaning ascribed to it under Section 409A.

2.11. “Eligible Recipients” means all employees or officers of the Company.

2.12. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13. “Executive” means a “covered employee” within the meaning of Section 162(m)(3) or any other Eligible Recipient designated by the Committee for purposes of exempting compensation payable under the Plan from the deduction limitations of Section 162(m).

2.14. “Fair Market Value” means, with respect to the Common Stock, as of any date: (i) the closing sale price of the Common Stock at the end of the regular trading session if the Common Stock is listed, admitted to unlisted trading privileges, or reported on the primary national securities exchange (including The NASDAQ Global Select Market and NASDAQ Global Market) on which the Common Stock is traded on such date (or, if no shares were traded on such day, as of the next preceding day on which there was such a trade); or (ii) if the Common Stock is not so listed, admitted to unlisted trading privileges, or reported on any national securities exchange, the closing bid price as of such date at the end of the regular trading session, as reported by The NASDAQ Capital Market, OTC Bulletin Board, Pink Sheets LLC, or other comparable service; or (iii) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion.

2.15. “Incentive Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

2.16. “Net-Share Payment” means (i) payment for shares of Common Stock to be purchased upon exercise of an Option by holding back an amount of shares to be issued upon such exercise equal in value to the amount of the exercise price and/or (ii) payment of withholding and employment-related tax obligations in accordance with Section 12.2 of the Plan by holding back shares to be issued upon the grant, exercise or vesting of an Award (including an Option) equal in value to the amount of the required tax obligations.

2.17. “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.

2.18. “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.

2.19. “Participant” means an Eligible Recipient who receives one or more Awards under the Plan.

2.20. “Performance Criteria” means the performance criteria that may be used by the Committee in granting Awards where the grant, vesting, or exercisability of the Award is contingent upon achievement of such performance goals as the Committee may determine in its sole discretion. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon Company, segment, Subsidiary, division, business unit or subunit or asset group performance, or the individual performance of the Eligible Recipient, either absolute or by relative comparison to other companies, other Eligible Recipients or any other external measure of the selected criteria.

(a) In order to preserve the deductibility of an Award under Section 162(m), the Committee may determine that any Award granted pursuant to the Plan to a Participant that is or is expected to become an Executive will be conditioned on performance goals that are based on criteria allowed under Section 162(m), including any of the following:

(i) Net income measures (including but not limited to earnings, net earnings, operating earnings, earnings before taxes, EBIT (earnings before interest and taxes), EBITA (earnings before interest, taxes, and amortization) EBITDA (earnings before interest, taxes, depreciation, and amortization), EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) and earnings per share);

(ii) Stock price measures (including but not limited to growth measures and total stockholder return (stock price plus reinvested dividends) relative to a defined comparison group or target and price-earnings multiples);

(iii) Cash flow measures (including but not limited to net cash flow, net cash flow before financing activities, economic value added (or equivalent metric), debt reduction, debt to equity ratio, or establishment or material modification of a credit facility);

(iv) Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

(v) Operating measures (including operating income, cash from operations, after-tax operating income, sales volumes, same store sales, production volumes, credit portfolio delinquency rate, credit portfolio net charge-off rate, gross margins and production efficiency);

(vi) Expense measures (including but not limited to overhead cost and general and administrative expense);

(vii) Asset measures (including but not limited to a specified target, or target growth in sales, stores or credit portfolio, market capitalization or market value, proceeds from dispositions, strategic acquisitions, or raising capital);

(viii) Relative performance measures (including but not limited to relative performance to a comparison group or index designated by the Committee and market share);

(ix) Corporate values measures (including but not limited to ethics, customer satisfaction, legal, enterprise risk management, regulatory, and safety); and

(x) Any combination of the above.

If an Award is made on this basis, the Committee will establish goals prior to the beginning of the period for which the Performance Criteria relate (or at a later date to the extent permitted under Section 162(m) but not later than 90 days after the commencement of the period of services to which the Performance Criteria relate). The Committee has the right for any reason to reduce (but not increase) the Award, notwithstanding the achievement of a specified goal. Any payment of an Award granted with Performance Criteria under this subparagraph (a) will be conditioned on the written certification of the Committee in each case that the Performance Criteria and any other material conditions were satisfied.

(b) To the extent that Section 409A is applicable, (i) performance-based compensation will also be contingent on the satisfaction of pre-established organizational or individual Performance Criteria relating to a performance period of at least 12 consecutive months in which the Participant performs services and (ii) Performance Criteria will be established not later than 90 calendar days after the beginning of any performance period to which the Performance Criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.

2.21. “Performance Stock Awards” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan and that is subject to the future achievement of Performance Criteria.

2.22. “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant.

2.23. “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 7 of the Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of Section 7 of the Plan and which may be subject to the future achievement of Performance Criteria.

2.24. “Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to an Eligible Recipient, as described in Section 7 of the Plan, that is (a) valued solely by reference to shares of Common Stock, (b) subject to restrictions specified in the agreement evidencing the Award, and (c) payable in shares of Common Stock within 30 days of the lapse of such restrictions. The RSUs awarded to the Eligible Recipient will vest according to the time-based or performance based criteria specified in the agreement evidencing the Award.

2.25. “Section 162(m)” means Code section 162(m) and the Treasury Regulations and other guidance promulgated thereunder.

2.26. “Section 409A” means Code section 409A and the Treasury Regulations and other guidance promulgated thereunder.

2.27. “Securities Act” means the Securities Act of 1933, as amended.

2.28. “Stock Appreciation Right” means a right to receive payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified base price, all as determined by the Committee in its discretion.

2.29. “Subsidiary” means any entity that is directly or indirectly controlled by Conn’s or any entity in which Conn’s has a significant equity interest, as determined by the Committee.

3.	Plan Administration.

3.1. The Committee. The Plan will be administered by the Board or by a committee of the Board. So long as Conn’s has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. If necessary for relief from the limitation under Section 162(m) and that relief is sought by the Company, the committee administering the Plan will consist of “outside directors” within the meaning of Section 162(m). Such a committee, if established, will act by majority approval of the members (unanimous approval with respect to action by written consent), and a majority of the members of such a committee will constitute a quorum. As used in the Plan, “Committee” will refer to the Board or to such a committee, if established. To the extent consistent with applicable corporate law of Delaware and except as required for compliance with Section 162(m), the Committee may delegate to any officers of Conn’s the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

3.2. Authority of the Committee.

(a) In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Award, any exercise price, the manner in which Awards will vest or become exercisable and whether Awards will be granted in tandem with other Awards) and the form of written agreement, if any, evidencing each such Award; (iii) the time or times when Awards will be granted; (iv) the duration of each Award; and (v) the restrictions and other conditions to which the payment or vesting of Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Award in the form of cash, Common Stock or any combination of both.

(b) Subject to Section 3.2(d), below, the Committee will have the authority under the Plan to amend or modify the terms of any outstanding Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Award, extend the term of an Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however, that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

(c) In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering,

extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; or (iv) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant, vesting, or payment of an Award, the Committee may, without the consent of any affected Participant, amend or modify the vesting or payment criteria (including Performance Criteria) of any outstanding Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary. segment, division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee) following such event as prior to such event and make any such other adjustments to any outstanding Awards that the Committee deems appropriate, including, without limitation, accelerating vesting, substituting Awards, or assuming Awards; provided, however, that the amended or modified terms are permitted by the Plan as then in effect and that the amended or modified terms do not violate the provisions of Section 162(m), Section 409A, or, to the extent applicable, Code section 424.

(d) Notwithstanding any other provision of the Plan other than Section 4.3, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted Options or Stock Appreciation Rights.

4.	Shares Available for Issuance.

4.1. Maximum Number of Shares Available; Certain Restrictions on Awards. Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 1,200,000, of which 1,200,000 shares may be available for use in connection with Incentive Stock Options. The aggregate number of shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the Company may not exceed 300,000 shares of Common Stock. The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.

4.2. Accounting for Awards. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan; provided, however, that shares subject to an Award that lapses, expires, is forfeited (including issued shares forfeited under a Restricted Stock Award) or for any reason is terminated unexercised or unvested or is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under the Plan. To the extent that the exercise price of any Option, or withholding or employment-related tax obligations associated with an Option or other Award, are paid by tender or attestation as to ownership of Previously Acquired Shares or by holding back shares pursuant to a Net-Share Payment, only the number of shares of Common Stock issued net of the number of shares tendered, attested to or held back will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. To the extent that an Award can only be settled in cash, it will not reduce the number of shares available under the Plan.

4.3. Adjustments to Shares and Awards. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend, or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee, acting in its sole discretion, may make such adjustment as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Options and base price of outstanding Stock Appreciation Rights.

5.	Participation.

Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of objectives of the Company. Eligible Recipients may be granted from time to time one or more Awards, singly or in combination or in tandem with other Awards, as may be determined by the Committee in its sole discretion. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.

6.	Options.

6.1. Grant. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, including the satisfaction of Performance Criteria, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Option that is intended to be an Incentive Stock Option fails or ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Option will continue to be outstanding for purposes of the Plan but will be deemed to be a Non-Statutory Stock Option.

6.2. Exercise Price. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant; provided, however, that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant (110% of the Fair Market Value with respect to an Incentive Stock Option if, at the time such Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10%

of the total combined voting power of all classes of stock of Conn’s or any parent or subsidiary corporation of Conn’s).

6.3. Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion (including without limitation (i) the achievement of one or more of the Performance Criteria and/or (ii) that the Participant remain in the continuous employ or service of the Company for a certain period); provided, however, that no Option may be exercisable after 10 years from its date of grant (five years from its date of grant in the case of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

6.4. Payment of Exercise Price. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, by Net-Share Payment, by tender or attestation as to ownership of Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to Conn’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, or by a combination of such methods. For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation and shares held back pursuant to a Net-Share Payment will be valued at their Fair Market Value on the exercise date.

6.5. Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to Conn’s at its principal executive office and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.

7.	Restricted Stock Awards and Restricted Stock Units.

7.1. Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards or Restricted Stock Units under the Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards and RSUs as it deems appropriate, including, without limitation, (i) the achievement of one or more of the Performance Criteria and/or (ii) that the Participant remain in the continuous employ or service of the Company for a certain period.

7.2. Rights as a Stockholder; Transferability. Except as provided in Sections 7.1, 7.3, 7.4 and 14.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 7 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock. A Participant will have no voting, dividend, liquidation and other rights with respect to shares of Common Stock subject to the Participant’s RSUs until the Participant becomes the holder of record of such shares.

7.3. Dividends and Distributions. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (other than regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions.

7.4. Enforcement of Restrictions. To enforce the restrictions referred to in this Section 7, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of Conn’s or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with Conn’s transfer agent.

8.	Performance Stock Awards.

8.1. Grant. An Eligible Recipient may be granted one or more Performance Stock Awards under the Plan, and the issuance of shares of Common Stock pursuant to such Performance Stock Awards will be subject to such terms and conditions as are consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more of the Performance Criteria.

8.2. Restrictions on Transfers. The right to receive shares of Performance Stock Awards on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

9.	Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant an Award of shares of Common Stock free from any restrictions under this Plan to any Eligible Recipient.

10.	Stock Appreciation Rights.

10.1. Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under the Plan subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more of the Performance Criteria.

10.2. Exercise. A Participant may exercise a vested Stock Appreciation Right by giving written notice of the exercise to Conn’s stating the number of shares subject to the exercise. Upon receipt of the notice and subject to the Committee’s election to pay cash as provided in Section 10.3, Conn’s will deliver a certificate or certificates for Common Stock and/or a cash payment in accordance with Section 10.3.

10.3. Number of Shares or Amount of Cash. The Committee may provide that a Stock Appreciation Right will be settled in cash or Common Stock. If the Committee does not specify that a Stock Appreciation Right can be settled in cash, that Stock Appreciation Right will be settled in shares of Common Stock except as determined by the Committee in its discretion. The amount of Common Stock that may be issued pursuant to the exercise of a Stock Appreciation Right will be determined by dividing (a) the total number of shares of Common Stock as to which the Stock Appreciation Right is exercised, multiplied by the amount by which the Fair Market Value (or other specified valuation) of the Common Stock on the exercise date exceeds the base price (which may not be less than the Fair

Market Value of the Common Stock on the date of grant) by (b) the Fair Market Value of the Common Stock on the exercise date; provided that fractional shares will not be issued and will instead be paid in cash. In lieu of issuing Common Stock upon the exercise of a Stock Appreciation Right, the Committee in its sole discretion may elect to pay the cash equivalent of the Fair Market Value of the Common Stock on the exercise date for any or all of the shares of Common Stock that would otherwise be issuable upon the exercise of the Stock Appreciation Right.

11.	Effect of Termination of Employment or Other Service.

11.1. Termination Due to Death or Disability. Subject to Sections 11.3 and 11.4 of the Plan, in the event a Participant’s employment or other service with the Company is terminated by reason of death or Disability:

(a) All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of six months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate;

(b) All Restricted Stock Awards and RSUs then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

(c) All outstanding Performance Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited.

11.2. Termination for Reasons Other than Death or Disability. Subject to Sections 11.3 and 11.4 of the Plan, in the event a Participant’s employment or other service with the Company is terminated for any reason other than death or Disability, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of Conn’s (unless the Participant continues in the employ of Conn’s or another Subsidiary):

(a) All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination or such shorter period as may be specified in the agreement evidencing the Award (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will terminate and be forfeited;

(b) All Restricted Stock Awards and RSUs then held by the Participant that have not vested as of such termination will terminate and be forfeited; and

(c) All outstanding Performance Stock Awards then held by the Participant that have not vested as of such termination will terminate and be forfeited.

11.3. Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 11, upon a Participant’s termination of employment or other service with the Company, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause Options and Stock Appreciation Rights (or any part thereof) then held by such Participant to become or continue to become exercisable and/or remain exercisable following such termination of employment or service, and Restricted Stock Awards, RSUs and Performance Stock Awards then held by such Participant to vest and/or continue to vest or become free of restrictions and conditions to issuance, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee.

11.4. Effects of Actions Constituting Cause. Notwithstanding anything in the Plan to the contrary, in the event that a Participant is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause as defined in Section 2.4, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or service with the Company, all rights of the Participant under the Plan and any agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind. The Company may defer the exercise of any Option or Stock Appreciation Right or the vesting of any Restricted Stock Award or Performance Stock Award for a period of up to 45 days in order for the Committee to make any determination as to the existence of Cause.

11.5. Determination of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company for which the Participant provides employment or service, as determined by the Committee in its sole discretion based upon such records.

11.6. Vesting During Unpaid Leave of Absence. Unless otherwise determined in the sole discretion of the Committee, either before or after the grant or before or after the leave of absence begins, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence.

12.	Payment of Withholding and Employment-Related Tax Obligations.

12.1. General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award.

12.2. Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 12.1 of the Plan by electing to tender or by attestation as to ownership of Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to Conn’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, by delivery of a Broker Exercise Notice, by Net-Share Payment, or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, Previously Acquired Shares tendered or covered by an attestation and shares held back pursuant to a Net-Share Payment will be valued at their Fair Market Value on the date of tender, attestation, or holding back.

13.	Change in Control.

13.1. Change in Control Definitions. For purposes of this Section:

(a) “Bona Fide Underwriter” means an entity engaged in business as an underwriter of securities that acquires securities of Conn’s through such entity’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(b) “Continuity Directors” mean any individuals who are members of the Board on February 1, 2011, and any individual who subsequently becomes a member of the Board whose election, or nomination for election by Conn’s stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of Conn’s proxy statement in which such individual is named as a nominee for director without objection to such nomination); provided, however, that any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, a default on any financial instrument, or a default on any dividends will not be considered a Continuity Director.

(c) “Outstanding Securities” are those outstanding securities ordinarily having the right to vote at elections of directors.

(d) “Successor” means any individual, entity, group, or other person (as such term is used in Section 13(d) or Section 14(d) of the Exchange Act), other than Conn’s, any “affiliate” (as defined below) or any benefit plan(s) sponsored by Conn’s or any affiliate, that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), Conn’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of Conn’s Outstanding Securities or all or substantially all of its assets or otherwise. For this purpose, an “affiliate” is (i) any corporation at least a majority of whose Outstanding Securities are owned directly or indirectly by Conn’s or (ii) any other form of business entity in which Conn’s, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body.

13.2. A “Change in Control” shall be deemed to have occurred if an event described in any one of the following paragraphs has occurred:

(a) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of Conn’s (in one transaction or in a series of related transactions) to any Successor;

(b) any Successor other than a Bona Fide Underwriter becomes the beneficial owner, directly or indirectly, of (i) 20% or more, but less than 50%, of the combined voting power of Conn’s Outstanding Securities, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (ii) 50% or more of the combined voting power of Conn’s Outstanding Securities (regardless of any approval by the Continuity Directors);

(c) a merger or consolidation to which Conn’s is a party (a “Transaction”) if Conn’s stockholders immediately prior to the effective date of the Transaction have beneficial ownership of securities of the surviving corporation immediately following the effective date of the Transaction representing (i) 50% or more, but not more than 80%, of the combined voting power of the surviving corporation’s then Outstanding Securities, unless the Transaction has been approved in advance by the Continuity Directors, or (ii) less than 50% of the combined voting power of the surviving corporation’s then Outstanding Securities (regardless of any approval by the Continuity Directors); or

(d) the Continuity Directors cease for any reason to constitute at least 50% or more of the Board.

13.3. Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.2 and 4.3 of the Plan, if a Change in Control occurs, then: (a) all Options and Stock Appreciation Rights that have been outstanding for at least six months will become immediately exercisable in full and will remain exercisable in accordance with their terms; (b) all Restricted Stock Awards and RSUs that have been outstanding for at least six months will become immediately fully vested and non-forfeitable; and (c) any conditions to the issuance of shares of Common Stock pursuant to Performance Stock Awards that have been outstanding for at least six months will lapse. All other Awards will terminate and be forfeited upon the Change in Control.

13.4. Settlement or Adjustment of Awards. Unless otherwise provided by the Committee, if a Change in Control of Conn’s occurs, any Options or Stock Appreciation Rights that, as of the effective date of the Change in Control, are “underwater” will terminate and be forfeited as of the effective date of the Change in Control. The Committee may determine that if a Change in Control of Conn’s occurs:

(a) Some or all Participants holding outstanding Options or Stock Appreciation Rights will receive, with respect to some or all of the shares of Common Stock subject to such Awards (“Award Shares”), either (i) as of the effective date of any such Change in Control, cash in an amount equal to the excess of the Change in Control Price over the aggregate exercise price or base price of such Awards, (ii) immediately prior to such Change of Control, a number of shares of Common Stock having an aggregate Fair Market Value equal to the excess of the Change in Control Price over the aggregate exercise price or base price of such Awards, or (iii) any combination of cash or shares of Common Stock with the amount of each component to be determined by the Committee not inconsistent with the foregoing clauses (i) and (ii), as proportionally adjusted; and/or

(b) Some or all outstanding Options or Stock Appreciation Rights be adjusted, as the Committee deems appropriate, to reflect such Change in Control, including, but not be limited to, modifying the Options or Stock Appreciation Rights such that the holder of the Award shall be entitled to purchase or receive (in lieu of the total shares or other consideration that the holder would otherwise be entitled to purchase or receive under the Award (the “Total Consideration”)), the number of shares of stock, other securities, cash or property to which the Total Consideration would have been entitled to in connection with the Change in Control at an aggregate exercise price equal to the exercise price that would have been payable if the Award Shares had been purchased upon the exercise of the Award immediately before the Change in Control.

13.5. Change in Control Price. The “Change in Control Price” shall equal the amount determined in clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the per share price offered to holders of shares of Common Stock in any merger or consolidation, (ii) the per share value of the Common Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Common Stock in a dissolution transaction, (iv) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv), the Fair Market Value per share of the shares of Common Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 13 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the non-cash consideration offered.

13.6. Limitation on Change in Control Payments. Unless otherwise provided by the Committee or by a separate agreement and notwithstanding anything in Sections 13.2(d) or 13.4 of the Plan to the contrary, if, with respect to a Participant, the acceleration of the exercisability of an Option or vesting of an Award as provided in Section 13.2(d) or the payment of cash or shares of Common Stock in exchange for all or part of an Option or other Award as provided in Section 13.4 (which acceleration could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from Conn’s or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which Conn’s is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 13.2(d) or 13.4 of the Plan will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code.

14.	Rights of Eligible Recipients and Participants; Transferability.

14.1. Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company.

14.2. Rights as a Stockholder. As a holder of Awards (other than Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to such Awards as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.

14.3. Restrictions on Transfer.

(a) Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting (in the case of Restricted Stock Awards, RSUs or Performance Stock Awards) of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b) A Participant will be entitled to designate a beneficiary to receive an Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 11 of the Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 10 of the Plan) may be made by, the Participant’s legal representatives, heirs, devisees and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under the Plan or exercise of all exercisable Options and Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options and Stock Appreciation Rights may be made by, the legal representatives, heirs, devisees and legatees of the beneficiary.

(c) Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option or Stock Appreciation Right, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, a trust in which any of the foregoing have more than 50% of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

14.4. Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

15.	Securities Laws and Other Restrictions.

Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under the Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions.

16.	Plan Amendment, Modification and Termination.

The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendments to the Plan will be effective without approval of the Company’s stockholders if: (i) stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of any stock exchange, The NASDAQ Global Select Market, or similar regulatory body; or (ii) such amendment seeks to modify Section 3.2(d) hereof. No termination, suspension or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3, 12 and 13 of the Plan.

17.	Duration of the Plan.

The Plan will terminate at midnight on March 29, 2021, and may be terminated prior to such time by Board action. No Award will be granted after termination of the Plan. Awards outstanding upon termination of the Plan may continue to be exercised, or become free of restrictions, according to their terms.

18.	Miscellaneous.

18.1. Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the State of Delaware, the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware notwithstanding the conflicts of laws principles of any jurisdictions.

18.2. Shareholder Approval. This Plan must be approved by a majority of the votes cast at a duly held shareholder’s meeting at which a quorum representing a majority of all outstanding voting shares of Common Stock is, either in person or by proxy, present and voting on the Plan within twelve (12) months after the date this Plan is adopted by the Board. If the shareholders fail to approve adoption of this Plan, all Awards granted under this Plan shall terminate and be forfeited.

18.3. Compliance with Section 409A. Each Award issued under the Plan is intended to be exempt from or comply with Section 409A and will be interpreted accordingly. Where payment of an Award to a “specified employee” is triggered by a “separation from service” (terms as defined in Section 409A), payment will be delayed for six months following the specified employee’s separation from service.

18.4. Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.